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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 9)

                                Lands' End, Inc.
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                                (Name of Issuer)

                     Common Stock, par value $.01 per share
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                         (Title of Class of Securities)

                                    515086106
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                                 (CUSIP Number)

                                  June 14, 2002
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             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]  Rule 13d-1(b)
         [_]  Rule 13d-1(c)
         [X]  Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 Pages

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 CUSIP NO. 515086106                                 Page 2 of 5
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   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Gary C. Comer
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   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (see instructions)                                           (a)[_]
                                                                      (b)[_]
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   3     SEC USE ONLY

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   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
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                     5   SOLE VOTING POWER
                         0
     NUMBER OF      ------------------------------------------------------------
       SHARES        6   SHARED VOTING POWER
    BENEFICIALLY         0
   OWNED BY EACH    ------------------------------------------------------------
     REPORTING       7   SOLE DISPOSITIVE VOTING POWER
    PERSON WITH          0
                    ------------------------------------------------------------
                     8   SHARED DISPOSITIVE VOTING POWER
                         0
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   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0

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   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         (see instructions)                                            [_]

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   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         0

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   12    TYPE OF REPORTING PERSON*
         IN

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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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--------------------------                             -------------------------
CUSIP NO. 515086106                                      Page 3 of 5
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Item 1(a)    Name of Issuer:  Lands' End, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices: One Lands' End Lane, Dodgeville, Wisconsin 53595

Item 2(a)    Name of Person Filing:  Gary C. Comer

Item 2(b) Address of Principal Business Office or, if none, Residence: c/o Gary Comer, Inc., 20875 Crossroads Circle, Suite 100, Waukesha, Wisconsin 53186

Item 2(c)    Citizenship:  United States of America

Item 2(d) Title of Class of Securities: Common Stock, par value, $.01 per share

Item 2(e)    CUSIP Number: 515086106

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)   [__]   Broker or dealer registered under section 15 of the Act (15 U.S.C.
             78o).

(b)   [__]   Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)   [__]   Insurance company as defined in section 3(a)(19) of the Act (15
             U.S.C. 78c).

(d)   [__]   Investment company registered under section 8 of the Investment
             Company Act of 1940 (15 U.S.C. 80a-8).

(e)   [__]   An investment advisor in accordance with (S)240.13d-1(b)(1)(ii)E);

(f)   [__]   An employee benefit plan or endowment fund in accordance with
             (S)240.13d-1(b)(1)(ii)(F);

(g)   [__]   A parent holding company or control person in accordance with
             (S)240.13d-1(b)(1)(ii)(G);

(h)   [__]   A savings association as defined in Section 3(b) of the Federal
             Deposit Insurance Act (12 U.S.C. 1813);

(i)   [__]   A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)   [__]   Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

Item 4. Ownership

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)   Amount beneficially owned: 0

(b)   Percent of class: 0%

(c)   Number of shares as to which the person has:

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--------------------------                             -------------------------
CUSIP NO. 515086106                                      Page 4 of 5
--------------------------                             -------------------------

         (i)    Sole power to vote or to direct the vote: 0

         (ii)   Shared power to vote or to direct the vote: 0

         (iii)  Sole power to dispose or to direct the disposition of: 0

         (iv)   Shared power to dispose or to direct the disposition of: 0

Item 5.  Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: [X].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not applicable.

Item 8.  Identification and Classification of Members of the Group

Not applicable.

Item 9.  Notice of Dissolution of Group

Not applicable.

Item 10. Certification

Not applicable.

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CUSIP NO. 515086106                                      Page 5 of 5
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 30, 2002

                                   /s/ Gary C. Comer
                                 -------------------------------------
                                   Gary C. Comer